UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

ROWAN COMPANIES, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	1-5491	75-0759420
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 POST OAK BOULEVARD SUITE 5450 HOUSTON, TEXAS	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 621-7800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Rowan Companies, Inc. (the “Company”) met and made the following recommendations regarding compensation for the Company’s named executive officers (“NEOs”). Such recommendations were reviewed and approved by the Board of Directors in its meeting on February 25, 2009, after the Board’s review of the Company’s earnings for the year ended December 31, 2008.

Short-Term Incentive Compensation Award for Fiscal 2008

For 2008, the NEOs were eligible for awards under the Company’s two integrated 2008 short-term incentive compensation plans: a broad-based profit sharing plan (“Profit Sharing Plan”) and a targeted bonus plan (“Bonus Plan”). Awards under the Bonus Plan may only be made after the Profit Sharing Plan has been fully paid.

For 2008, the Bonus Plan was divided into two equal pieces: under one, payouts depended solely on Drilling Division EBITDA relative to budget; and under the other, payouts depended on the degree to which the individual met specific operational and other individual and group goals. Bonus plan payouts were determined as follows:

•
50% of payout was determined by the Drilling Division EBITDA relative to budget. If the Company had positive net income on a consolidated basis and Drilling Division EBITDA was at least 75% of budget, after any payout under our Profit Sharing Plan, then the Bonus Plan payout would be calculated (on a sliding scale) as follows:

EBITDA as a % of Budget	% of Payout
Less than 75%	No payout
87.5%	50% of target
100%	100% of target
112.5%	150% of target
125% or more	200% of target

In 2008, our Drilling Division EBITDA, as adjusted by the Compensation Committee for certain non-recurring and other items, was within 2% of the budgeted amount, and therefore the nondiscretionary payouts were 94% based on the scale above.

•
50% of payout was determined by performance against specific individual and group goals approved by the Board (with respect to the CEO) or by the CEO (with respect to the other NEOs). The Committee reviews the individual’s performance against his goals and uses its discretion to determine what percentage payout such individual will receive. Each NEO may receive between 0% and 200% of this discretionary portion of the bonus.

Payouts under these two categories are independent of each other and are reduced by any payout under the Profit Sharing Plan.

With respect to the discretionary portion of the Bonus Plan awards for the four highest paid NEOs, other than the CEO, the Committee recommended that they receive 200% of their targeted discretionary portion. Total amounts payable to the named executive officers for all 2008 bonus amounts are shown below:

NEO Name and Title	Non- Discretionary	Discretionary	Total
D. P. Russell, EVP, Drilling Operations	122,200	260,000	382,200
M. A. Keller, EVP, Business Development	98,700	210,000	308,700
J. L. Buvens, EVP, Legal	89,676	190,800	280,476
W. H Wells, VP, Finance and CFO	89,676	190,800	280,476

Short-Term Incentive Compensation Plan for Fiscal 2009

Approximately 85 employees are eligible to participate in the 2009 Bonus Plan. The plan contains five financial and operational metrics, each based on the Drilling Division’s performance. To the extent the various metrics are achieved, the bonus pool will be funded from 0 to 200% of the eligible employees’ aggregate target bonus amount.

Metric	Percent of Pool Allocated
Achievement of budgeted EBITDA for 2009(1)	25%
Actual costs compared to 2009 budget	25%
Safety performance(2)	20%
Performance regarding capital projects(3)	20%
Contracted non-productive time(4)	10%

(1)
If the Company has positive net income on a consolidated basis and Drilling EBITDA of at least 80% of budget, all after any profit sharing payout, then payment will be calculated (on a sliding scale) depending on level of achievement.

(2)	Safety performance is determined with reference to the Company’s total recordable incident rate for 2009, compared to Company goals.

(3)	Relates to our newbuild program and other capital projects; payout will vary depending on adherence to budget, delivery schedule, original scope of work and certain other factors.

(4)	Relates to unanticipated down time while a rig is operating under contract for a customer.

Once 2009 achievement of the various metrics is known, the Compensation Committee will determine the funding of the bonus pool. The Committee is free to use its discretion to increase or decrease the bonus pool as it sees fit. The CEO will then allocate the funded bonus pool among the Company’s operating and corporate groups based on each group’s performance. Individual managers will then further allocate bonus payouts to employees based on individual performance of employees. In addition, each of our CEO, Executive Vice President-Legal and our Vice President-Finance and CFO will have 10% of his target bonus determined by the performance of our manufacturing subsidiary as evidenced by achievement under the subsidiary’s bonus plan.

2009 Adjustments to Base Salary, Bonus Plan and Long-Term Incentive Targets for the NEOs

On February 27, 2009, the Compensation Committee met to review the base salary and short-term and long-term incentive targets of the NEOs. The Committee made no adjustments to compensation levels for 2009 for any of the NEOs.

Item 9.01. Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROWAN COMPANIES, INC.

By:	/s/ William H. Wells
William H. Wells Vice President – Finance and CFO (Principal Financial Officer)

Dated: March 2, 2009

4